CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 23, 2010, accompanying the financial statements of Quality Municipals Income Trust, 11th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 815) as of July 31, 2010, and for the period from August 5, 2009 (date of deposit) through July 31, 2010 and the financial highlights for the period from August 5, 2009 (date of deposit) through July 31, 2010, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-159763) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 23, 2010